Exhibit 10.1

AMENDMENT TO EMPLOYMENT
AGREEMENT

THIS AMENDMENT EMPLOYMENT AGREEMENT (“Amendment”) is made among Jeffrey W. Kip (the “Executive”) and Angi Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement dated as of November 13, 2023 (the “Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Agreement, effective April 5, 2024 (the “Effective Date”).

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, Executive and the Company agreed and do hereby agree as follows:

1.            EMPLOYMENT. Section 1A. is hereby amended and restated as follows:

During the Term (as defined below), the Company shall employ Executive as Chief Executive Officer. During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report directly to the Board of Directors of the Company (the “Board”) and the Chairman of the Board. Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Board, to the extent consistent with Executive’s position. Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time. Notwithstanding anything to the contrary above, Executive may participate in civic and charitable activities, and may serve as member of the board of directors of such entities as may be approved from time to time in advance by the Board, so long as such activities do not conflict with or interfere with Executive’s performance of his duties hereunder or compete with or present an actual or apparent conflict of interest for the Company, which shall be determined by the Chief Legal Officer of Angi Inc. in her good faith judgment. Executive’s principal work location shall be in Cohasset, Massachusetts; provided, however, that Executive agrees and acknowledges that the Company’s business is national and reasonable travel shall be required for the performance of Executive’s duties under this Agreement.

The Company and the Board, respectively, shall take such action as may be necessary to appoint or elect the Executive as a member of the Board as soon as practicable following the Effective Date. Thereafter, during the Term, the Company and the Board shall nominate Executive for re-election as a member of the Board at the expiration of the then current term.

2.            COMPENSATION. Section 3A. is hereby amended and restated as follows:

(a)            BASE SALARY. During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $650,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time), which Base Salary may be increased, from time to time, as approved by the Compensation & Human Capital Committee of the Board of Directors of the Company (the “Compensation Committee”). For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on April 5, 2024.

Angi Inc.

/s/ JOSEPH LEVIN
By: Joseph Levin
Title: Chairman of the Board

/s/ JEFFREY W. KIP
Jeffrey W. Kip